Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM	MORRISON & FOERSTER LLP NEW YORK, SAN FRANCISCO, LOS ANGELES, PALO ALTO, SACRAMENTO, SAN DIEGO, DENVER, NORTHERN VIRGINIA, WASHINGTON, D.C. TOKYO, LONDON, BRUSSELS, BEIJING, SHANGHAI, HONG KONG

September 7, 2017

Krystal Biotech, Inc.

2100 Wharton Street, Suite 701

Pittsburgh, Pennsylvania 15203

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Krystal Biotech, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (File No. 333-220085), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed public offering of up to 3,450,000 shares (the “Shares”) of the Company’s common stock, $0.00001 par value per share (the “Common Stock”), including shares of Common Stock that may be sold pursuant to the underwriters’ option to purchase additional shares, all of which Shares are to be sold by the Company pursuant to the proposed form of Underwriting Agreement among the Company and the underwriters named therein filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares will be duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

Krystal Biotech, Inc.

September 7, 2017

Page Two

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP